UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

August 11, 2017

Date of Report (Date of earliest event reported)

PLYMOUTH INDUSTRIAL REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

MARYLAND	001-38106	27-54466153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Franklin Street, 6th Floor

Boston, MA 02110

(Address of Principal Executive Offices) (Zip Code)

(617) 340-3814

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01   Entry Into a Material Definitive Agreement.

On August 11, 2017, Plymouth Industrial OP, LP (the “Borrower”), the operating partnership subsidiary of Plymouth Industrial REIT, Inc. (the “Company”), and the guarantors named therein entered into a Credit Agreement with KeyBank National Association and the other lenders that are parties thereto (the “Credit Agreement”). The Credit Agreement provides the Borrower with a $35 million revolving credit facility with an accordion feature that allows the total borrowing capacity under the Credit Agreement to be increased to $75 million, subject to certain conditions. The Credit Agreement matures in August 2020 and has one, 12-month extension option, subject to certain conditions. Borrowing under the Credit Agreement bear interest as either (1) the base rate (determined as the highest of (a) KeyBank’s prime rate, (b) the Federal Funds rate plus 0.50% and (c) the one month LIBOR rate plus 1.0% or (2) LIBOR, plus, in either case, a spread between 250 and 300 basis points depending on the Borrower’s total leverage ratio. The Credit Agreement is secured by certain assets of the Borrower and the subsidiary guarantors.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, dispositions of assets and transactions with affiliates. The covenants limit the Borrowers use of proceeds to, among other things, funding acquisitions of additional properties, funding capital and construction expenditures, tenant improvements, leasing commissions and property and equipment acquisitions and for general working capital purposes. The Credit Agreement also contains financial covenants that require the Company to maintain a minimum fixed charge coverage ratio of 1.5 to 1.0, a maximum total indebtedness to total asset value of 65% and a minimum net worth of $32,819,000.

In the event of a default by Borrower, the agent may, and at the request of the requisite number of lenders, shall, declare all obligations under the Credit Agreement immediately due and payable, terminate the lenders’ commitments to make loans under the Credit Agreement and enforce any and all rights of the lenders or the agent under the Credit Agreement and related documents.

A copy of the Credit Agreement is attached to this current report on Form 8-K as Exhibit 10.1 and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Contribution Agreement and the transaction contemplated thereby is not intended to be complete and is qualified in its entirety by the complete text of the Contribution Agreement.

Item 2.01   Completion of Acquisition or Disposition of Assets

On August 11, 2017, the Company completed the previously announced acquisition of two Class B industrial properties in Indianapolis, Indiana for a total purchase price of $16.875 million, consisting of approximately $8.8 million in cash, which was funded from borrowings under the Credit Agreement, and the issuance of 425,150 operating partnership units by the Borrower, valued at $19.00 per unit.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above is incorporated herein by reference.

Item 7.01   Regulation FD Disclosure

The press releases related to matters described above are attached hereto as Exhibit 99.1 and Exhibit 99.2.

Such information is furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1	Credit Agreement, dated as of August 11, 2017, by and among Plymouth Industrial OP, LP, the Guarantors from time to time party thereto, KeyBank National Association and the other lenders party thereto.
99.1	Credit Agreement Press Release dated August 14, 2017
99.2	Closing Press Release dated August 14, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLYMOUTH INDUSTRIAL REIT, INC.

Date: August 17, 2017	By:	/s/ Jeffrey E. Witherell
Jeffrey E. Witherell
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of August 11, 2017, by and among Plymouth Industrial OP, LP, the Guarantors from time to time party thereto, KeyBank National Association and the other lenders party thereto.
99.1	Credit Agreement Press Release dated August 14, 2017
99.2	Closing Press Release dated August 14, 2017